Exhibit 4.12

EXECUTION VERSION

SERVICE AGREEMENT

SERVICE AGREEMENT dated this 3rd day of December, 2004 (the “Agreement”), by and among PLATINUM INTELLECTUAL PROPERTY, L.P., a Texas limited partnership, with an address at 2828 Routh Street, Suite 500, Dallas, Texas 75201 (the “Company”); SEATTLE CITY EMPLOYEES’ RETIREMENT SYSTEM, a single-employer defined-benefit public employee retirement system with an address at 801 Third Avenue, Seattle, Washington 98104 (the “Purchaser”); and NEWLIGHT CAPITAL, LLC, a New York limited liability company with an address at Suite 1100, 140 Lee Road, Garden City, New York 11530 (“Newlight”).

W I T N E S S E T H:

WHEREAS, as of the date hereof, the Company has issued to the Purchaser a senior secured note in the principal amount of Six Million ($6,000,000) Dollars (the “Note”) pursuant to that certain Senior Secured Note Purchase Agreement dated as the date hereof (the “Note Purchase Agreement”) by and between the Purchaser and the Company;

WHEREAS, as security for all of the Obligations (as such term is defined in the Note Purchase Agreement), the Company has granted, inter alia, a first priority security interest in all of the personal property of the Company, including, without limitation, its Intellectual Property Rights (as such term is defined in the Note Purchase Agreement) pursuant to the terms and conditions of: (i) that certain Security Agreement dated as of the date hereof (the “Security Agreement”) by and between the Company and the Purchaser; and (ii) the other Note Purchase Documents (as such term is defined in the Note Purchase Agreement);

WHEREAS, pursuant to the terms of the Note Purchase Agreement and the other Note Purchase Documents, the Company is required to perform certain duties, and comply with certain covenants, as set forth in such agreements;

WHEREAS, the Company and the Purchaser desire to have Newlight monitor and ensure the Company’s compliance with such duties and such covenants, and to provide such additional services as the Company and the Purchaser may request from time to time; and

WHEREAS, Newlight has the capacity to provide the services required hereby and is willing to perform such services for the Company and the Purchaser on the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

Section 1. Defined Terms. All capitalized terms used herein without definition shall have the respective meanings assigned to such terms in the Note Purchase Agreement.

Section 2. Duties of Newlight.

(a) Duties with Respect to the Note Purchase Agreement and the other Note Purchase Documents.

(i). Newlight agrees to perform such duties with respect to the Company, as requested from time to time by the Purchaser. Newlight’s role, as further discussed herein, is to provide information to the Purchaser as to whether the Company is maximizing the Net Present Value of its Intellectual Property Rights, and such other duties, including, without limitation, as set forth below:

(A) Monitoring the performance of the Company and the Parent in commercializing the Company’s Intellectual Property Rights, which shall include, without limitation, the marketing, selling, patenting and testing of the Intellectual Property Rights, and entering into license agreements with unaffiliated third parties;

(B) Authorizing payment from the lock-box accounts maintained by JP Morgan Chase Bank (the “Lock-Box Account”) pursuant to the Lock-Box Agreement, in the name of the Company, to the Purchaser of any and all principal and interest due and owing to the Purchaser pursuant to the Note and the Note Purchase Agreement;

(C) Authorizing payment from the Lock-Box Account pursuant to the Lock-Box Agreement, on behalf of the Company, for the Insurance Coverage, and any and all other insurance placed by the Company and the Parent with respect to the Intellectual Property Rights;

(D) Authorizing payment from the Lock-Box Account pursuant to the Lock-Box Agreement, on behalf of the Company, of any and all expenses of the Company, including, without limitation, registered agent fees and franchise taxes;

(E) Monitoring the Company’s and the Parent’s compliance with each of the affirmative covenants set forth in Section 5 of the Note Purchase Agreement and each of the other Note Purchase Documents;

(F) Monitoring the Company’s and the Parent’s compliance with each of the negative covenants set forth in Section 6 of the Note Purchase Agreement and each of the other Note Purchase Documents; and

(G) Providing the requisite information to MAGNA Securities Corp. (“Magna”), for the benefit of the Purchaser, pursuant to Section 5.09 of the Note Purchase Agreement.

(b) Newlight’s Execution of its Duties.

(i) Each of the Purchaser and the Company hereby acknowledge and agree that Newlight may: (A) enter into transactions with or otherwise deal with any of its Affiliates; and (B) take any and all actions and execute any instrument which Newlight may deem necessary or advisable, in its reasonable discretion, to execute its duties and accomplish the purposes of this Agreement and that are otherwise consistent with the terms of this Agreement and the other Note Purchase Documents. Nothing in this Agreement shall be deemed to give Newlight rights of any kind that are in excess of those granted to Newlight in the Note Purchase Documents. To the extent any rights granted to Newlight herein are not otherwise consistent with the terms of the Note Purchase Documents, such rights shall automatically be deemed modified to the extent necessary to be consistent with the terms of the Note Purchase Documents.

(ii) In carrying out any of its obligations under this Agreement, Newlight may act either directly or through agents, attorneys, accountants, independent contractors and auditors and enter into agreements with any of them, whose reasonable costs and expenses shall be reimbursed by the Company in accordance with the terms of Section 4 hereof. As a condition to receipt of reimbursement, Newlight shall be required to submit to the Company (and provide a copy of such submission to the Purchaser) reasonable evidence of the costs and expenses incurred.

(c) Non-Ministerial Matters.

(i) With respect to matters that in the reasonable judgment of Newlight are nonministerial, Newlight shall not be under any obligation to take any action, and in any event shall not take any action unless Newlight shall have received written instructions from the Purchaser. For the purpose of the preceding sentence, “Non-ministerial matters” shall include, without limitation, the initiation of any claim or lawsuit against any patent infringement of the Intellectual Property Rights. Upon providing reasonable evidence thereof pursuant to Section 2(b)(ii) of this Agreement, Newlight shall be entitled to be reimbursed by the Company from the Lock-Box Account for any reasonable expenses or liabilities incurred without misconduct or gross negligence, in connection with the performance of its duties hereunder. Newlight shall immediately inform Purchaser of any “non-ministerial matters” of which it learns.

(ii) Notwithstanding anything to the contrary in this Agreement, Newlight shall not take any action that the Purchaser directs Newlight not to take on its behalf.

(d) Additional Duties. In addition to the duties set forth in this Section 2, Newlight shall prepare for execution by the Company or shall cause the preparation by other appropriate persons of all such documents, reports, filings, instruments, certificates and opinions as it shall be the duty of the Company to prepare, file or deliver pursuant to the Note Purchase Agreement and the other Note Purchase Documents. Subject to Section 5 hereof and in accordance with the directions of the Purchaser, Newlight shall administer, perform or supervise the performance of such other activities in connection with the Collateral as are not covered by any of the foregoing provisions and are reasonably within the capability of Newlight.

Section 3. Records.

Newlight shall maintain appropriate books of account and records relating to services performed hereunder, which books of account and records shall be accessible, upon five (5) Business Days prior written notice to Newlight, for inspection by the Company and the Purchaser at any time during normal business hours.

Section 4. Compensation.

Newlight shall perform the duties and provide the services called for herein and shall be paid by the Company in an amount equal to One Hundred Twenty Thousand ($120,000) Dollars per annum, payable quarterly on each of December 3, March 3, June 3, and September 3, or the first Business Day (as defined in the Note Purchase Agreement) following such date if such date is not a Business Day, commencing as of March 3, 2005 and terminating upon the Maturity Date, from the Lock-Box Account. In addition, upon providing reasonable evidence thereof pursuant to Section 2(b)(ii) of this Agreement, Newlight shall be reimbursed by the Company for reasonable expenses incurred in the performance of its duties hereunder from the Lock-Box Account.

Section 5. Additional Information to be Furnished to the Purchaser.

Newlight shall furnish to Magna Securities Corp. for the benefit of the Purchaser, from time to time such additional information regarding the Collateral as the Purchaser shall reasonably request.

Section 6. Independence of Newlight.

(a) For the purposes of this Agreement, Newlight shall be an independent contractor. Unless expressly authorized by the Company, Newlight shall have no authority to act for or represent the Company or the Parent in any way and shall not otherwise be deemed an agent of the Company or the Parent.

(b) With respect to this Agreement and the other Note Purchase Documents, Newlight is not a fiduciary of any of the Company, the Parent or the Purchaser and shall not be construed to be acting as a fiduciary of any such party in connection with the performance of its duties and obligations under this Agreement and the other Note Purchase Documents.

Section 7. No Joint Venture.

Nothing contained in this Agreement: (i) shall constitute Newlight and either the Company or the Purchaser as members of any partnership, joint venture, association, syndicate, unincorporated business or other separate entity; (ii) shall be construed to impose any liability as such on any of them; or (iii) shall be deemed to confer on any of them any express, implied or apparent authority to incur any obligation or liability on behalf of the others.

Section 8. Other Activities of Newlight.

Nothing herein shall prevent Newlight or its Affiliates from engaging in other businesses or, in its sole discretion, from acting in a similar capacity for any other person or entity even though such person or entity may engage in business activities similar to those of the Company and the Parent.

Section 9. Resignation and Removal of Newlight.

(a) Subject to Section 9(c) hereof, Newlight may resign its duties hereunder by providing the Company and the Purchaser with at least sixty (60) days’ prior written notice.

(b) Subject to Section 9(c) hereof, the Purchaser may remove Newlight immediately upon written notice of termination from the Purchaser to Newlight if any of the following events occurs:

(ii). Newlight defaults in the performance of any of its duties under this Agreement or any other Note Purchase Document and, after notice of such default, does not cure such default within thirty (30) days (or, if such default cannot be cured in such time, does not give within ten (10) days after notice of default such assurance of cure as shall be reasonably satisfactory to the Purchaser);

(iii). a court having jurisdiction enters a decree or order for relief, and such decree or order shall not have been vacated within sixty (60) days, in respect of Newlight in any involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appoints a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for Newlight or any substantial part of its property or orders the winding-up or liquidation of its affairs; or

(iv). Newlight commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, consents to the entry of an order for relief in an involuntary case under any such law, consents to the appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator or similar official for Newlight or any substantial part of its property, consents to the taking of possession by any such official of any substantial part of its property, makes any general assignment for the benefit of creditors or fails generally to pay its debts as they become due.

Newlight agrees that if any of the events specified in clause (ii) or clause (iii) of this Section 9 (b) shall occur, it shall give written notice thereof to the Purchaser within five (5) days after the happening of such event.

(c) No resignation or removal of Newlight pursuant to this Section 9 shall be effective until (i) a successor acceptable in writing to the Purchaser has been appointed; and (ii) such successor shall have agreed in writing to be bound by the terms of this Agreement in the same manner as Newlight is bound hereunder or under such other terms acceptable to the Purchaser.

Section 10. Action upon Resignation or Removal of Newlight.

Promptly upon the resignation or removal of Newlight pursuant to Section 9(a), (b) or (c), respectively, Newlight shall be entitled to be paid all reimbursable expenses accruing to it to the date of such resignation or removal, as well as any and all compensation due and payable to Newlight as of and through the date of resignation or removal pursuant to Section 4 hereof. Newlight shall forthwith upon such termination pursuant to Section 9(a) deliver to the successor or the Purchaser all property and documents of or relating to the Company and the Collateral then in the custody of Newlight and, in the event of the resignation or removal of Newlight pursuant to Section 9(b), Newlight shall cooperate with the Purchaser and take all reasonable steps requested to assist the Purchaser in making an orderly transfer of the duties of Newlight.

Section 11. Indemnification.

Pursuant to the process for indemnification set forth in Section 8 of the Note Purchase Agreement, Newlight and its Affiliates, officers, directors, employees, successors, assigns, agents and servants (collectively, the “Indemnified Parties”) shall be indemnified by the Company from and against, any and all liabilities, obligations, losses, damages, taxes, claims, actions and suits, and any and all reasonable costs, expenses and disbursements (including reasonable legal fees and expenses) of any kind and nature whatsoever (collectively, “Expenses”) which may at any time be imposed on, incurred by, or asserted against Newlight or any Indemnified Party in any way relating to or arising out of this Agreement, the Note Purchase Agreement or the other Note Purchase Documents, or the action or inaction of Newlight hereunder, except only that Newlight shall not be indemnified from and against Expenses arising or resulting from its own willful misconduct or gross negligence. The indemnities contained in this Section shall survive the resignation or termination of Newlight or the termination of this Agreement.

Section 12. Notices.

Any notice, report or other communication given hereunder shall be in writing and addressed as follows:

To the Company:	c/o Platinum Research Organization, LP
2828 Routh Street, Suite 500
Dallas, Texas 75201
Fax: (214) 849-9807
Attention: John T. “Cork” Jaeger, Jr.

To the Purchaser at:	Seattle City Employees’ Retirement Systems
801 Third Avenue
Seattle, Washington 98104
Fax: (206) 386-1506
Attention: Mel Robertson

With a copy to:	Summit Law Group, PLLC
315 Fifth Avenue South, Suite 1000
Seattle, WA 98104-2682
Fax: (206) 676-7001
Attention: Charles P. Carter, Esq.

To Newlight:	Newlight Capital LLC
Suite 1100
140 Lee Road
Garden City, New York 11530
Fax: (516) 739-0696
Attention: Mr. Joseph Agiato

With a copy to:	Epstein Becker & Green, P.C.
250 Park Avenue
New York, New York 10177
Fax: (212) 661-0989
Attention: Brian J. Platton, Esq.

or to such other address as any party shall have provided to the other parties in writing. Any notice required to be in writing hereunder shall be deemed given upon receipt, if such notice is mailed by U.S. mail, postage prepaid, or hand delivered to the address of such party as provided above and, in the case of notices provided by facsimile transmission (with a copy delivered by overnight courier), upon telephone confirmation of receipt thereof.

Section 13. Amendments.

This Agreement may be amended from time to time by a written amendment duly executed and delivered by the Company, the Purchaser and Newlight.

Section 14. Term of Agreement.

This Agreement shall commence as of the date hereof and remain in full force and effect until its termination: (i) with respect to Newlight, upon either payment in full by the Company of all of the Obligations, or Newlight’s resignation or removal pursuant to Section 9 hereof; (ii) with respect to the Purchaser, upon payment in full by the Company of all of the Obligations; and (iii) with respect to the Company, upon payment in full by the Company and the Parent of all of the Obligations and the compensation payable to Newlight pursuant to Section 4 hereof.

Section 15. Successor and Assigns.

This Agreement may not be assigned by any party hereto unless consented to by each of the other parties hereto; provided; however; that Newlight may assign its rights and obligations under this Agreement, upon prior written notice to other parties hereto, to any Affiliate of Newlight, without the consent of such other parties. Subject to the foregoing, this Agreement shall bind any successors or assigns of the parties hereto.

Section 16. Governing Law; Submission to Jurisdiction.

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAWS OF THE STATE OF WASHINGTON (WITHOUT GIVING EFFECT TO THE PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW). ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT AND ANY ACTION FOR ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF SHALL BE BROUGHT IN THE COURTS OF THE STATE OF WASHINGTON, LOCATED IN KING COUNTY, OR OF THE UNITED STATES OF AMERICA FOR THE WESTERN DISTRICT OF WASHINGTON, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE COMPANY AND NEWLIGHT HEREBY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND APPELLATE COURTS FROM ANY THEREOF. EACH OF THE COMPANY, NEWLIGHT AND PURCHASER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH ENTITY AT ITS ADDRESS SET FORTH HEREIN. EACH OF THE COMPANY AND NEWLIGHT HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT BROUGHT IN THE COURTS REFERRED TO ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. NOTHING HEREIN SHALL AFFECT THE RIGHT OF PURCHASER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED IN ANY OTHER JURISDICTION.

Section 17. Headings.

The section headings hereof have been inserted for convenience of reference only and shall not be construed to affect the meaning, construction or effect of this Agreement.

Section 18. Waiver of Conflict.

EACH OF THE PURCHASER AND THE COMPANY AGREE TO WAIVE ANY AND ALL POTENTIAL CONFLICTS OF INTEREST THAT MAY ARISE, FROM TIME TO TIME, IN CONNECTION WITH THE PROVISION OF SERVICES THAT NEWLIGHT AND/OR MAGNA MAY PROVIDE TO EITHER THE PURCHASER OR THE COMPANY DURING SUCH TIME ANY AND ALL OBLIGATIONS ARE OUTSTANDING. NOTWITHSTANDING THE PREVIOUS SENTENCE, THE WAIVER CONTAINED IN THIS SECTION 18 SHALL NOT EXTEND TO THE WILLFUL

MISCONDUCT OR NEGLIGENCE OF NEWLIGHT IN THE PROVISION OF SERVICES THAT NEWLIGHT MAY PROVIDE TO EITHER THE PURCHASER, THE COMPANY OR THE PARENT. THE PURCHASER HEREBY ACKNOWLEDGES THAT IT IS AWARE OF THE FACT THAT NEWLIGHT SERVES THE COMPANY AS (I) PLACEMENT AGENT PURSUANT TO THAT CERTAIN LETTER AGREEMENT DATED SEPTEMBER 11, 2003 BY AND BETWEEN NEWLIGHT AND THE PARENT; AND (II) LICENSING AGENT AND INTELLECTUAL PROPERTY CONSULTANT AND ADVISOR PURSUANT TO THAT CERTAIN LETTER AGREEMENT DATED SEPTEMBER 11, 2003 BY AND BETWEEN NEWLIGHT AND THE PARENT (BOTH LETTER AGREEMENTS REFERRED TO IN (I) AND (II) SHALL BE REFERRED TO, COLLECTIVELY, AS THE “LETTER AGREEMENTS”) AND THE PURCHASER HEREBY ACKNOWLEDGES THAT IT HAS RECEIVED A COPY OF THE LETTER AGREEMENTS.

Section 19. Counterparts.

This Agreement may be executed in any number of counterparts, each of which when so executed shall together constitute but one and the same agreement.

Section 20. Severability.

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

[signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the day and year first above written.

PLATINUM INTELLECTUAL PROPERTY, L.P.

By:	Platinum Intellectual Property GP, Inc.
Its:	General Partner

By:
	Name:	John T. “Cork” Jaeger, Jr.
	Its:	Chief Executive Officer

SEATTLE CITY EMPLOYEES’ RETIREMENT SYSTEMS

By:
Name:	Mel Robertson
Title:	Chief Investment Officer

NEWLIGHT CAPITAL, LLC

By:
Name:	Joe Agiato
Title:	President

ACCEPTED AND AGREED PLATINUM RESEARCH ORGANIZATION, L.P.

By:	Platinum IP Management, Inc.
Its:	General Partner

By:
	Name:	John T. “Cork” Jaeger, Jr.
	Title:	Chief Executive Officer

[SIGNATURE PAGE TO SERVICE AGREEMENT

ACCEPTED AND AGREED AS TO
SECTIONS 2, 4, 5 AND 18

MAGNA SECURITIES CORP.

By:
Name:
Title:
Address:

[SIGNATURE PAGE TO SERVICE AGREEMENT